XPEL, INC. COMPENSATION CLAWBACK POLICY (Adopted as of October 31, 2023) 1. INTRODUCTION XPEL, Inc. (the “Company”) is adopting this Compensation Clawback Policy (this “Policy”) to provide for the Company’s recovery of certain Incentive Compensation (as defined below) erroneously awarded to Affected Officers (as defined below) under certain circumstances. This Policy is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The Committee shall have full and final authority to make any and all determinations required or permitted under this Policy. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all parties. The Board may amend or terminate this Policy at any time. This Policy is intended to comply with Section 10D of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 thereunder and the applicable rules (the “Rules”) of the Nasdaq Stock Market (the “Market”) and will be interpreted and administered consistent with that intent. 2. EFFECTIVE DATE This Policy shall apply to all Incentive Compensation received on or after October 2, 2023, and to the extent permitted or required by applicable law. 3. DEFINITIONS For purposes of this Policy, the following terms shall have the meanings set forth below: “Affected Officer” means any current or former “officer” as defined in Exchange Act Rule 16a-1, and any other senior executives as determined by the Committee. “Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare a Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare a Restatement” is the earlier to occur of (a) the date the Committee concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare a Restatement, in each case regardless of if or when the restated financial statements are filed. “Erroneously Awarded Compensation” means, with respect to each Affected Officer in connection with a Restatement, the amount of Incentive Compensation received that exceeds the amount of Incentive Compensation that otherwise would have been received had it been determined based on the amounts set forth in the Restatement, computed without regard to any taxes paid. In the case of Incentive Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount shall reflect a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was received, as determined by the Committee in its sole

2 discretion. Such determination shall be properly documented and the Committee shall provide such documentation to the Market. The Committee may determine the form and amount of Erroneously Awarded Compensation in its sole discretion. “Financial Reporting Measure” means any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s consolidated financial statements, and any measures that are derived wholly or in part from such measures, whether or not such measure is presented within the consolidated financial statements or included in a filing with the Securities and Exchange Commission (the “SEC”). Stock price and total shareholder return (and any measures that are derived wholly or in part from stock price or total shareholder return) shall, for purposes of this policy, be considered Financial Reporting Measures. “Incentive Compensation” means any compensation that is granted, earned or vested based in whole or in part on the attainment of a Financial Reporting Measure. For purposes of clarity, base salaries, bonuses or equity awards paid solely upon satisfying one or more subjective standards, strategic or operational measures, or continued employment are not considered Incentive Compensation, unless such awards were granted, paid or vested based in part on a Financial Reporting Measure. “Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (i.e., a “Big R” restatement), or that would result in a material misstatement if the error was corrected in the current period or left uncorrected in the current period (i.e., a “little r” restatement). 4. RECOVERY If the Company is required to prepare a Restatement, the Company shall seek to recover and claw back from any Affected Officer reasonably promptly the Erroneously Awarded Compensation that is received by the Affected Officer during the Applicable Period: (i) after the person begins service as an Affected Officer; (ii) who serves as an Affected Officer at any time during the performance period for that Incentive Compensation; and (iii) while the Company has a class of securities listed on the Market. If, after the release of earnings for any period for which a Restatement subsequently occurs and prior to the announcement of the Restatement for such period, the Affected Officer sold any securities constituting, or any securities issuable on exercise, settlement or exchange of any equity award constituting, Incentive Compensation, the excess of (a) the actual aggregate sales proceeds from the Affected Officer’s sale of those shares, over (b) the aggregate sales proceeds the Affected Officer would have received from the sale of those shares at a price per share determined appropriate by the Committee in its discretion to reflect what the Company’s common stock price would have been if the Restatement had occurred prior to such sales, shall be deemed to be Erroneously Awarded Compensation; provided, however, that the aggregate sales proceeds determined by the Committee under this clause (b) with respect to shares acquired upon exercise of an option shall not be less than the aggregate exercise price paid for those shares.

3 For purposes of this Policy, “Erroneously Awarded Compensation” is deemed to be received in the Company’s fiscal year during which the Financial Reporting Measure specified in the Incentive Compensation is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period. In the event of a Restatement: • the Committee shall determine the amount of any Erroneously Awarded Compensation received by each Affected Officer and shall promptly notify each Affected Officer with a written notice containing the amount of any Erroneously Awarded Compensation and a demand for repayment or return of such compensation, as applicable; • the Committee shall have discretion to determine the appropriate means of recovering Erroneously Awarded Compensation based on the particular facts and circumstances. Notwithstanding the foregoing, except as set forth in Section 6 below, in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation in satisfaction of an Affected Officer’s obligations hereunder; • to the extent that the Affected Officer has already reimbursed the Company for any Erroneously Awarded Compensation received under any duplicative recovery obligations established by the Company or applicable law, it shall be appropriate for any such reimbursed amount to be credited to the amount of Erroneously Awarded Compensation that is subject to recovery under this Policy; and • to the extent that an Affected Officer fails to repay all Erroneously Awarded Compensation to the Company when due, the Company shall take all actions reasonable to and appropriate to recover such Erroneously Awarded Compensation from the applicable Affected Officer. The applicable Affected Officer shall be required to reimburse the Company for any and all expenses reasonable incurred (including legal fees) by the Company in recovering such Erroneously Awarded Compensation in accordance with the immediately preceding sentence. For purposes of clarity, in no event shall the Company be required to award any Affected Officers an additional payment or other compensation if the Restatement would have resulted in the grant, payment or vesting of Incentive Compensation that is greater than the Incentive Compensation actually received by the Affected Officer. The Company shall file all disclosures with respect to this Policy required by the SEC. 5. SOURCES OF RECOUPMENT To the extent permitted by applicable law, the Committee may, in its discretion, seek recoupment from the Affected Officer(s) through any means it determines, which may include any of the following sources: (i) prior Incentive Compensation payments; (ii) future payments of Incentive Compensation; (iii) cancellation of outstanding Incentive Compensation; (iv) direct repayment; and (v) non-Incentive Compensation or securities held by the Affected Officer. To the extent permitted by applicable law, the Company may offset such amount against any compensation or other amounts owed by the Company to the Affected Officer.

4 6. LIMITED EXCEPTIONS TO RECOVERY Notwithstanding the foregoing, the Committee, in its discretion, may choose to forgo recovery of Erroneously Awarded Compensation under the following circumstances, provided that the Committee (or a majority of the independent members of the Board) has made a determination that recovery would be impracticable because: (i) The direct expense paid to a third party to assist in enforcing this Policy would exceed the recoverable amounts; provided that the Company has made a reasonable attempt to recover such Erroneously Awarded Compensation, has documented such attempt(s), and has (to the extent required) provided that documentation to the Market; (ii) Recovery would violate home country law where the law was adopted prior to November 28, 2022, and the Company provides an opinion of home country counsel to that effect to the Market that is acceptable to the Market; or (iii) Recovery would likely cause an otherwise tax-qualified retirement plan to fail to meet the requirements of Section 401(a) (13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. 7. NO INDEMNIFICATION OR INSURANCE The Company will not indemnify, insure or otherwise reimburse any Affected Officer against the recovery of Erroneously Awarded Compensation. Further, the Company shall not enter into any agreement that exempts any Incentive Compensation that is granted, paid or awarded to an Affected Officer from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the Effective Date of this Policy) 8. NO IMPAIRMENT OF OTHER REMEDIES This Policy does not preclude the Company from taking any other action to enforce an Affected Officer’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of any misconduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Affected Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Affected Officer to abide by the terms of this Policy. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangements. 9. AMENDMENT; TERMINATION The Committee may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would (after taking into

5 account any actions taken by the Company contemporaneously with such amendment or termination) cause the Company to violate any federal securities laws, SEC rule or Market rule.

6 ATTESTATION AND ACKNOWLEDGEMENT OF POLICY FOR THE RECOVERY OF ERRONEOUSLY AWARDED COMPENSATION By my signature below, I acknowledge and agree that: • I have received and read the attached Policy for the Recovery of Erroneously Awarded Compensation (this “Policy”). • I hereby agree to abide by all of the terms of this Policy both during and after my employment with the Company, including, without limitation, by promptly repaying or returning any Erroneously Awarded Compensation to the Company as determined in accordance with this Policy. Signature: ________________________ Printed Name:________________________ Date: _______________________________